UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2023

Infinity Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Massachusetts Avenue, Floor 4, Cambridge, MA	02138
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 453-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	INFI	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05.     Costs Associated with Exit or Disposal Activities.
On July 25, 2023, Infinity Pharmaceuticals, Inc. (the “Company”) announced a plan to reduce ongoing expenditures including a reduction in headcount of 21 positions. Consistent with and in addition to such plan, on August 29, 2023 (the “Termination Date”) the board of directors of the Company (the “Board”) approved a further reduction of 3 positions (the “August Restructuring”), as described in further detail in Items 5.02 and 8.01 below, which are incorporated herein by reference. The August Restructuring is expected to be completed by the end of the third quarter of 2023.
The Company expects to incur a one-time charge in the third quarter of 2023 of approximately $3.9 million in severance and restructuring costs in connection with the August Restructuring, of which approximately $1.6 million will represent cash costs. This charge primarily relates to severance payments, employee benefits and stock-based compensation. The estimates of expenses and cash costs that the Company expects to incur, and the timing thereof, are subject to a number of assumptions and actual results may differ. If the Company subsequently determines that it will incur significant additional expenses or cash costs in connection with the workforce reduction, it will amend this Current Report on Form 8-K to disclose such information.
Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)

As part of the August Restructuring, the Board approved the termination, without cause, of the employment of Adelene Perkins as Chief Executive Officer of the Company, and Robert Ilaria, Jr., M.D., as Chief Medical Officer of the Company, effective September 1, 2023. Ms. Perkins will remain the chair of the Board.

(c)

On August 29, 2023, the Board approved the appointment, effective as of September 1, 2023, of Seth Tasker, J.D., 45, as Chief Executive Officer of the Company. Mr. Tasker has served as the Company’s Senior Vice President, Chief Business Officer since January 2020. Previously, Mr. Tasker served as the Company’s Vice President, General Counsel from July 2016 to January 2020. Mr. Tasker has more than 17 years of experience in the pharmaceutical industry and brings expertise in corporate finance and partnering transactions, corporate governance, securities, compliance, employment law and other legal and operational issues relevant to developing new medicines in both the private and public company setting. Prior to joining the Company in 2008, Mr. Tasker served as associate counsel at Surface Logix, Inc., a privately held biotechnology company focused on developing improved drug therapies addressing Type 2 diabetes, cardiovascular health and oncology. Mr. Tasker received a J.D. and M.B.A from Suffolk University and a B.S. in microbiology from the University of Vermont. Mr. Tasker has no family relationships with any of the Company’s directors or executive officers. In addition, there are no transactions and no proposed transactions between Mr. Tasker and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

(e)

On September 1, 2023, the Company entered into a severance agreement with Ms. Perkins (the “Perkins Severance Agreement”) in connection with Ms. Perkins’ separation from employment as Chief Executive Officer of the Company. Pursuant to the Company’s Executive Severance Benefits Plan (the “Severance Plan”), Ms. Perkins is entitled to receive a severance payment representing twelve months of base salary and payments for the cost of COBRA over a period of twelve months. However, to reduce severance costs to the Company, Ms. Perkins has agreed to accept, pursuant to the Perkins Severance Agreement: (i) a lump sum payment of $537,876 in severance pay, representing nine months of base salary for Ms. Perkins, reduced from the twelve months of base salary provided for under the Severance Plan, (ii) a lump sum payment of $19,129 representing what would have been the cost of the Company’s COBRA contributions for Ms. Perkins over a period of nine months, reduced from the 12 months as provided for under the Severance Plan, and (iii) immediate vesting of any portion of any outstanding Company equity awards of Ms. Perkins which would have vested within the one (1)-year period following Ms. Perkins’ termination as provided for under the Severance Plan.
Pursuant to the Perkins Severance Agreement, the Company also entered into a consulting agreement (the “Perkins Consulting Agreement”) with Ms. Perkins, effective September 1, 2023, under which Ms. Perkins will continue to provide services to the Company in working to find an alternative path forward for eganelisib following the termination of the Company’s previously announced merger agreement with MEI Pharma, Inc. Pursuant to the terms of the Perkins Consulting Agreement, the Company will pay Ms. Perkins a retention fee of $227,000 (the “Retention Fee”) within 10 days following the effective date of the Perkins Severance Agreement. Fifty percent (50%) of the Retention Fee (the “Perkins Contingent Retention Component”) is subject to and contingent upon Ms. Perkins serving as a consultant and providing services under the Perkins Consulting Agreement for at least forty (40) hours per week if requested by the Company through October 13, 2023, and at least ten (10) hours per week if requested by the Company between October 14, 2023 and December 31, 2023 (the “Retention Date”). If Ms. Perkins fails to provide services specified under the Perkins Consulting Agreement for the minimum hours required through the Retention Date, or Ms. Perkins terminates the Perkins Consulting Agreement prior to the Retention Date (each a “Perkins Consulting Disqualifying Event”), Ms. Perkins will be required to repay to the Company a prorated portion of the Perkins Contingent Retention Component based on the number of days between the Perkins Consulting Disqualifying Event and the Retention Date. In addition, the Company is obligated to pay Ms. Perkins consulting fees at a weekly rate of twenty thousand ($20,000) dollars for her services under the Consulting Agreement through October 13, 2023. Ms. Perkins’ consulting rate will be reduced to a weekly rate of five thousand ($5,000) dollars for her services under the Consulting Agreement from October 14, 2023, until the Retention Date. The Perkins Consulting Agreement may be extended by mutual agreement of the parties, and beginning on September 29, 2023, may be terminated upon five (5) days’ prior written notice by either party.
On September 1, 2023, the Company entered into a severance agreement with Dr. Ilaria (the “Ilaria Severance Agreement”), in connection with Dr. Ilaria’s separation from employment as Chief Medical Officer of the Company. Pursuant to the Severance Plan, Dr. Ilaria is entitled to receive a severance payment representing twelve months of base salary and payments for the cost of COBRA over a period of twelve months. However, to reduce severance costs to the Company, Dr. Ilaria has agreed to accept, pursuant to the Ilaria Severance Agreement: (i) a lump sum payment of $356,362 in severance pay, representing nine months of base salary for Dr. Ilaria reduced from the twelve months of base salary as provided for under the Severance Plan, (ii) a lump sum payment of $27,274 representing what would have been the cost of the Company’s COBRA contributions for Dr. Ilaria over a period of nine months, reduced from the 12 months as provided for under the Severance Plan and (iii) immediate vesting of any portion of any outstanding Company equity awards of Dr. Ilaria which would have vested within the one (1)-year period following Dr. Ilaria’s termination as provided for under the Severance Plan.

Pursuant to the Ilaria Severance Agreement, the Company also entered into a consulting agreement (the “Ilaria Consulting Agreement”) with Dr. Ilaria, effective September 1, 2023,under which Dr. Ilaria will continue to provide services to the Company in working to find an alternative path forward for eganelisib following the termination of the Company’s previously announced merger agreement with MEI Pharma, Inc. Pursuant to the terms of the Ilaria Consulting Agreement, the Company will pay Dr. Ilaria a Retention Fee of $128,000 within 10 days of the effective date of the Ilaria Severance Agreement. Fifty percent (50%) of the Retention Fee (the “Ilaria Contingent Retention Component”) is subject to and contingent upon Dr. Ilaria serving as a consultant and providing services under the Ilaria Consulting Agreement for at least five (5) hours per week if requested by the Company through the Retention Date. If Dr. Ilaria fails to provide services under the Ilaria Consulting Agreement for at least five (5) hours per week, if requested by the Company, through the Retention Date, or if the Ilaria Consulting Agreement is terminated by Dr. Ilaria prior to the Retention Date (each an “Ilaria Consulting Disqualifying Event”), Dr. Ilaria will be required to repay to the Company a prorated portion of the Ilaria Contingent Retention Component based on the number of days between the Ilaria Consulting Disqualifying Event and the Retention Date. In addition, the Company is obligated to pay Dr. Ilaria an hourly consulting fee at a rate of two hundred twenty-eight dollars ($228) per hour for his services under the Consulting Agreement until the Retention Date. The Ilaria Consulting Agreement may be extended by mutual agreement of the parties or earlier terminated upon five (5) days’ prior written notice by either party.
Item 8.01.     Other Events.
As part of the August Restructuring, the Board approved the termination, without cause, of the employment of Stephane Peluso, as Chief Scientific Officer of the Company effective as of September 1, 2023.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PHARMACEUTICALS, INC.
Date: September 1, 2023	By:	/s/ Seth A. Tasker
Chief Executive Officer